                                                                      EXHIBIT 11


                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                ----------------------------------------------
                    (in  thousands, except per share data)

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



                                                                          For the Fiscal Year Ended
                                                                      --------------------------------
                                                                        September 27,   September 28,
                                                                             1997            1996
                                                                      -------------     --------------
Primary Earnings Per Share:

Net income                                                              $   96,116      $   32,218
                                                                        ==========      ==========
Shares
    Weighted average common shares outstanding                              23,567          22,913
    Dilutive effect of stock options                                         1,212             984
                                                                        ----------     -----------
    Weighted average number of common shares
        outstanding                                                         24,780          23,897
                                                                        ==========      ==========

Primary earnings per common share                                       $     3.88      $     1.35
                                                                        ==========      ==========

Fully Diluted Earnings Per Share:

Net income before adjustment                                                96,116          32,218
Add back subordinated debentures interest                                    8,050           4,229
Add back subordinated debentures amortization                                  428             210
Less tax impact                                                               (175)           (178)
                                                                        ----------     -----------
         Net income as adjusted                                         $  104,419      $   36,479
                                                                        ==========      ==========

Shares
    Weighted average common shares outstanding                              23,567          22,913
    Dilutive effect of stock options                                         1,261           1,077
    Assuming conversion of convertible subordinated
        debentures                                                           6,183           6,183
                                                                        ----------     -----------
    Weighted average number of common shares
        outstanding as adjusted                                             31,011          30,173
                                                                        ==========      ==========

Fully diluted earnings per common share:                                $     3.37      $     1.21
                                                                        ==========      ==========
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Primary net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include the Company's stock options. Fully diluted net income per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period and as if the Company's convertible subordinated debentures were converted into common stock at the beginning of the period after giving retroactive effect to the elimination of interest expense, net of income tax effect, applicable to the convertible subordinated debentures.